AMENDMENT TO
                                     BY-LAWS
                                       OF
                      SECOND FIDUCIARY EXCHANGE FUND, INC.

                                  June 4, 1996





Pursuant to ARTICLE XV of the BY-LAWS of Second Fiduciary Exchange Fund, Inc., (the Fund") upon vote of the holders of a majority of the outstanding shares of stock of the Fund entitled to vote at a Special Meeting in Lieu of the Annual Meeting of Stockholders held on June 4, 1996 ARTICLE VII of the BY-LAWS of the Fund was amended to read as follows:



                                   ARTICLE VII

                                   Fiscal Year

Effective July 1, 1996, the fiscal year of the Corporation shall end on October 31st in each year.





                                ****************